Exhibit 99.1

American Spectrum Reaches Settlement Agreement with Evergreen Realty Group

HOUSTON--(BUSINESS WIRE)--January 15, 2013--American Spectrum Realty, Inc. (NYSE AMEX: AQQ) (“The Company”), a real estate investment, management and leasing company headquartered in Houston, Texas, made a major announcement this week that they have come to terms with Evergreen Realty Group (ERG) to settle a longstanding lawsuit (in regards to the note payable of $9.4 million) filed originally in 2010.

The proposed terms of the settlement agreement have been formalized. The Company has agreed to pay $4.6 million in cash, a new note, and nonconvertible preferred stock as settlement of the $9.4 million note. The new debt will mature in 2017. The required documentation of the settlement agreement is anticipated to be completed in the first quarter of 2013.

“We are extremely pleased to reach an agreement. This settlement gives us the opportunity to further expand and grow the Company,” says William J. Carden, CEO of American Spectrum Realty, Inc.

American Spectrum Realty, Inc. anticipates a major gain to be recognized when the final settlement is documented.

Bill McGrath, who was recently promoted to President of American Spectrum Management Group, Inc. (“ASMG”), was instrumental in getting this lawsuit settled. Mr. McGrath worked diligently on behalf of the company to mediate between the parties (and reach a mutual agreement.) “As President, it is my job to look out for the best interest of the company and I am excited that the Company no longer has this lawsuit hanging over our heads,” says Mr. McGrath.

This marks the second major announcement for the Company in the first few weeks of the new year. This settlement is indicative of the Company’s long-term objective to significantly increase its third-party management portfolio and consistent with Mr. McGrath’s commitment to implementing some positive changes throughout the next fiscal year.

Although we anticipate having this completed in the first quarter of 2013 no assurances can be made to its completeness as many events may be beyond our control.

American Spectrum Management Group, Inc. is a full-service asset management company providing premier property management and leasing to self-storage, office, retail, R&D, multi-family, and student housing owners and investors nationwide. ASMG currently provides in-house, accounting, marketing, management, leasing, risk management, and receivership services to over 75 properties nationwide. For more information on how ASMG can help service your properties, visit www.asrmanagement.com or call 713-706-6200.

About American Spectrum Realty, Inc.

American Spectrum Realty, Inc. is a real estate investment company that owns, through its operating partnership, interest in office, industrial, self-storage, retail properties, multi-family, and student housing properties throughout the United States. The Company has been publicly traded since 2001.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc.
Bill McGrath, CCIM, 713-706-6200
President